Exhibit 99.1

Contacts:

Media

Investor Relations

Donna Sitkiewicz

Mark Magnesen

847-646-5770	847-646-3194
donna.sitkiewicz@kraft.com	mmagnesen@kraft.com

JAN BENNINK ELECTED TO BOARD OF DIRECTORS
OF KRAFT FOODS

NORTHFIELD, IL, December 2, 2004 — Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced the election of Jan Bennink, age 48, to its Board of Directors.  With the addition of Mr. Bennink, the company’s Board increases from nine to 10 directors, five of whom are not employees of either Kraft or Altria Group, Inc.

Mr. Bennink is CEO and Chairman of the Executive Board of Royal Numico N.V., a market leader in infant and clinical nutrition.  Previously, he served as Senior Vice President of Dairy for Group Danone and has held a variety of positions at Benckiser GMBH, a leader in household products, as well as at Procter & Gamble.  Mr. Bennink is also a Non-Executive Director of Boots Group PLC, a healthcare-focused retailer.

“I am delighted to welcome Jan Bennink to our Board of Directors,” said Kraft Chairman Louis C. Camilleri. “With his extensive global consumer products experience, I know that he will make significant contributions to Kraft.”

Mr. Bennink holds a master’s degree in Urban and Environmental Planning from the Groningen University (Netherlands).

Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Maxwell House and Jacobs coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

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For more information on Kraft Foods, please visit our website at www.kraft.com